                                                                   EXHIBIT 10.23

                                                                  Execution Copy

                            MEMORANDUM OF AGREEMENT


                      made as of the __th day of May, 1998

                                 B E T W E E N:

                      CLARK REFINING AND MARKETING, INC.,
                           a corporation incorporated
                           under the laws of Delaware

                 (hereinafter referred to as the "Corporation),

                                                     OF THE FIRST PART

                                    - and -

                                WILLIAM RUSNACK

                 (hereinafter referred to as the "Executive"),

                                                     OF THE SECOND PART.

     WHEREAS the Corporation is a wholly-owned subsidiary of Clark USA, Inc. (hereinafter referred to as "Clark USA");

     AND WHEREAS the Board of Directors of the Corporation (the "Board") and the Board of Directors of Clark USA (the "Clark Board") have determined that it would be in the best interests of Clark USA and the Corporation to induce the Executive to accept employment with Clark USA, the Corporation and the Subsidiaries, by entering into this Agreement relating to the terms of the Executive's continuing employment, and by indicating that in the event of a Change in Control, the Executive would have certain automatic and guaranteed rights;

     AND WHEREAS both the Corporation and the Executive wish formally to agree as to the terms and conditions which will govern the Executive's employment, and the terms and conditions which will govern the termination or modification of the employment of the Executive following a Change in Control;

     NOW THEREFORE, in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

                                   ARTICLE I

                                   Recitals
                                   --------

     I.1 The parties agree, and represent and warrant to each other, that the above recitals are true and accurate

                                  ARTICLE II

                                Interpretation
                                --------------

     II.1 Unless elsewhere herein otherwise expressly provided or unless the context otherwise requires, words imparting the singular include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

     II.2 The headings of the Articles, sections, subsections, paragraphs, and clauses herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

     II.3 This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any state. Disputes arising from the operation of this Agreement shall be resolved by arbitration; provided, however, that disputes arising under Section VI.2 of this Agreement shall not be resolved by arbitration. In the event that any dispute which shall be resolved by arbitration, is not able to be resolved by mutual agreement of the parties within sixty calendar (60) days of the giving of such notice, the Executive and the Company hereby agree to promptly submit such a dispute to binding arbitration in New York, New York in accordance with New York law and the rules and procedures of the American Arbitration Association. Disputes arising under Section VI.2 of this Agreement shall be litigated in New York, New York and any action with respect to the arbiter or the arbitration process (including, but not limited to, the enforcement of the arbiter's decision) shall be brought in New York, New York. Any judgment from a court in New York may, thereafter, be filed in any other court having jurisdiction.

     II.4 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     II.5 In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

     (a) "Affiliate" means (i) any corporation, partnership, joint venture or other entity during any period in which it beneficially owns at least thirty percent of the voting power of all classes of stock of the Corporation entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is beneficially owned by the Corporation or by any entity that is an Affiliate by reason of clause
          (i) next above.

     (b)  "Basic Compensation" means the sum of:

          (i) the annual salary of the Executive based upon the greater of (A) the salary paid by or on behalf of Clark USA and the Corporation for the calendar year ended immediately preceding the Date of Termination and (B) the salary which would have been payable by or on behalf of Clark USA and the Corporation to the Executive (based upon the salary rate in effect immediately preceding the Date of Termination) for the 12 months immediately following the Date of Termination; and

          (ii)  the Executive's target bonus.

     (c) "beneficial ownership" shall be determined in accordance with Rule 13d-3 issued under the U.S. Securities Exchange Act of 1934.

     (d) "Blackstone" shall mean collectively, The Blackstone Group, Blackstone Capital Partners III Merchant Banking Fund L.P., and their Affiliates (other than the Corporation and its Subsidiaries).

     (e)  "Board" means the board of directors of the Corporation.

     (f)  "Cause" means:

          (i) wilful and continued failure by the Executive to substantially perform the Executive's duties with the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness) after a demand for substantial performance has been delivered in writing to the Executive by the Chairman of the Corporation or the person performing the function of the Chairman of the Corporation, which identifies the manner in which such officer or person believes that the Executive has not substantially performed his duties;

          (ii) wilful engaging by the Executive in misconduct which is materially injurious to Clark USA, the Corporation, and their Subsidiaries, monetarily or otherwise; or

          (iii) the conviction of the Executive of any felony;

     provided that no act, or failure to act, on the Executive's part shall be considered "wilful" unless such act or failure to act by the Executive was in bad faith and was without reasonable belief by the Executive that such act or failure to act was in the best interests of Clark USA, the Corporation, or the Affiliates.

     Termination of Executive for Cause shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the directors of Clark USA at a meeting of the Clark Board called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of the Clark Board, Executive was guilty of conduct set forth in any of clauses (i) through (iii) above and specifying the particulars thereof.

     (g) "Change in Control" means any transaction the result of which is that any Person (an "Acquiring Person") other than Blackstone, or a Person, a majority of whose voting equity is owned by Blackstone, becomes the beneficial owner, directly or indirectly, of shares of stock of the Corporation or Clark USA entitling such Acquiring Person to exercise 50% or more of the total voting power of all classes of stock of the Corporation or Clark USA, as the case may be, entitled to vote in elections of directors.

     (h) "Clark USA" means Clark USA, Inc. and includes any corporation, partnership, joint venture or other entity that succeeds to the interests of Clark USA, Inc.

     (i) "Corporation" means Clark Refining and Marketing, Inc. and includes any corporation, partnership, joint venture or other entity that succeeds to the interests of Clark Refining and Marketing, Inc.

     (j) "Date of Termination" means the first date on which the Executive is employed by neither Clark USA, the Corporation, nor any Subsidiary.

     (k) "Disability" means the physical or mental illness of the Executive resulting in the Executive's absence from his full time duties with the Corporation for more than six consecutive months.

     (l) "Good Reason" means the occurrence of any of the following events without the Executive's written consent:

          (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's positions (including substantial status and offices), authority, duties or responsibilities, or any other action by the Corporation, in each case which results in a substantial diminution in such position, authority, duties or responsibilities, in the salary amount, or in the amount of the potential bonus opportunity, previously provided to the Executive;

          (ii) the removal of Executive from the position of Chief Executive Officer of Clark USA or changing Executive's reporting obligations in his capacity as Chief Executive Officer of Clark USA so that he no longer reports to the Clark Board;

          (iii) the removal of Executive from the Clark Board or Clark USA's failure to use its best efforts to elect Executive to the Clark Board or to vote its shares in favor of electing Executive to the Board; or

          (iv) the Corporation requiring the Executive to be based at any office or location other than in the Greater St. Louis Area; or

          (v) any other action by the Executive's employer purporting to the result in a Date of Termination other than for Cause, Disability or death.

     (m) "Greater St. Louis Area" means any location within 30 miles (traveling by automobile) of 8182 Maryland Avenue, St. Louis, Missouri.

     (n) "Group" means any person or company acting jointly or in concert with any other person or company and for such purposes "acting jointly or in concert" shall be interpreted in accordance with subsection 91(a) of the Securities Act (Ontario).

     (o) The term "Person", when capitalized, shall mean any person, and shall also include two or more persons acting as a partnership, limiting partnership, syndicate, or other group for the purpose or with the effect of changing or influencing the control of Clark USA. The provisions of this paragraph (o) shall be interpreted based on the interpretations of the comparable provisions of Section 13 and 14 of the U.S. Securities Exchange Act of 1934 and the rules thereunder.

     (p) "Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is beneficially owned by the Clark USA.

     (q) "Voting Power of Clark USA" shall mean the total voting power of the outstanding capital stock of Clark USA.

                                  ARTICLE III

                                Agreement Term
                                --------------

     III.1 Subject to the automatic extension discussed below in this Article III.1, the "Agreement Term" shall be the period beginning on the Agreement Date, and ending on the fourth anniversary of the Agreement Date. On the fourth anniversary of the Agreement Date and on each anniversary date thereafter (including the period during which this Agreement is extended), the Agreement Term shall automatically be extended by one additional year unless, not less than 30 days prior to any such anniversary, either the Corporation or the Executive shall have given written notice to the Executive or the Corporation, as applicable, that the Agreement Term will not be extended.

     III.2 If a Change in Control occurs during the Agreement Term, and at the time the Change in Control, less than two years remains in the Agreement Term, the Agreement Term shall be automatically extended to the second anniversary of the Change in Control.

                                  ARTICLE IV

                                  Employment
                                  ----------

     IV.1 During the Agreement Term, the Corporation agrees to continue the Executive in its employ, in accordance with the terms and provisions of this Agreement, in accordance with the following:

     (a) The Executive shall be employed by both the Corporation and Clark USA as their Presidents and Chief Executive Officers, and shall not be assigned tasks that would be substantially inconsistent with those positions. In his capacity as the President and Chief Executive Officer of the Corporation, Executive shall report to the Board and in his capacity as the President and Chief Executive Officer of Clark USA, Executive shall report to the Clark Board. Executive shall have the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of the Corporation and of Clark USA, as they exist from time to time, and as are assigned by the Board and the Clark Board. Clark USA shall use its best efforts to have Executive elected to the Clark Board and shall vote its shares in favor of electing Executive to the Board.

     (b) The Executive shall receive, while employed, for each 12-consecutive month period beginning on the Effective Date and each anniversary thereof, in substantially equal monthly or more frequent installments, an annual base salary of not less than $415,000 (the "Salary"). Any increases in Salary shall be in the discretion of the Clark Board and, as so increased, shall constitute "Salary" hereunder and shall not be subject to decrease thereafter.

     (c) The Executive shall be eligible to receive a bonus based upon the Corporation's achievement of 1998 target operating EBIT and productivity improvements, as provided pursuant to Clark's 1998 Bonus Plan. In no event shall the bonus for the 1998 calendar year be less than 50% of the Salary. The Corporation shall adopt a bonus plan for years after 1998 (the "Bonus Plan"). Under the Bonus Plan, the Executive's target bonus shall be 100% of Salary.

     (d) The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Corporation's business. Subject to the reimbursement procedures applicable to the Corporation's senior management employees as in effect from time to time, the Corporation will reimburse the Executive for all reasonable expenses so incurred.

     (e) The Executive shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Corporation from time to time to the Corporation's other senior management employees. In addition, the Corporation shall pay: (i) Executive's reasonable initiation fees, assessments and dues to the golf club of Executive's choice, and (ii) reasonable tax and financial planning services for Executive with the tax and financial planner of Executive's choice.

     (f) The Executive and the Corporation shall enter into a Non-Qualified Option Agreement (the "NQO Agreement"), with terms substantially similar to the those provided in the term sheet attached hereto as Exhibit A. The NQO Agreement shall provide Executive with options to purchase 600,000 shares of Clark USA common stock (the "Common Stock"), of which, options for 300,000 shares shall vest ratably over the four years following the option grant date (25%/year), and options for the remainder shall vest on the ninth anniversary of the grant date, but shall accelerate upon the achievement of the share prices set forth below for Common Stock: (i) following an initial public offering, as an average closing price for any 180 day consecutive period, or (ii) in a Change in
Control:

          Per Share Price                             % Vested
          ---------------                             --------
          below $12.00                                    0%
          $12.00 - $14.99                                10%
          $15.00 - $17.99                                20%
          $18.00 - $19.99                                30%
          $20.00 - $24.99                                50%
          $25.00 - $29.99                                75%
          above $29.99                                  100%

Notwithstanding any provision of this IV.1(f), the terms of the options shall be governed by the NQO Agreement.

     (g) In addition, as Executive shall relocate to Missouri to accept the positions provided herein, Executive shall participate in the Corporation's relocation policy at level 4.

                                   ARTICLE V

                         Obligations Upon Termination
                         ----------------------------

     V.1 If the Executive's Date of Termination occurs as a result of: (i) the Executive's employment being terminated by the Executive's employer (other than for Cause, Disability, or death) during the Agreement Term, (ii) the Executive's employment being terminated by the Executive for Good Reason during the Agreement Term, or (iii) the Corporation giving notice to the Executive, as provided in Section III.1, that this Agreement shall not automatically renew upon the next anniversary of the Agreement Date:

(a) The Corporation shall pay to or to the order of the Executive in cash or certified cheque within ten days after the Date of Termination, the aggregate of the following amounts (less any statutory deductions):

     (i) if not theretofore paid, the amount of the Executive's unpaid Basic Compensation for the then current fiscal year of the Corporation for the period to and including the Date of Termination, plus any other compensation and benefit amounts that are accrued and unpaid as of the Date of Termination (including any accrued but unpaid bonus to which Executive may be entitled pursuant to the terms of a bonus plan); and

     (ii) as partial compensation for the Executive's loss of employment, an amount equal to three (3) times the Basic Compensation.

(b) The Corporation, at its expense, shall provide the Executive with the reasonable job relocation counseling services of a firm chosen from time to time by the Executive, for a period not to exceed 18 months after the Date of Termination.

(c) The Corporation shall maintain in full force and effect, for the Executive's continued benefit, until the earlier of:

     (i)  one year after the Date of Termination; and

     (ii) the Executive's commencement of full time employment with a new employer;

     all life insurance, medical, dental, health and accident and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination at a cost to the Executive no greater than the Executive paid while employed, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation is barred, the Corporation shall arrange to provide the Executive, at the Corporation's expense, with benefits substantially similar to those which the Executive is entitled to receive under such plans, programs or arrangements or pay cash in an amount after tax sufficient to enable the Executive to purchase substantially similar coverage for a one year period on an individual basis at a cost to the Executive no greater than the Executive paid while employed. In the case of the Executive's commencement of full time employment with a new employer within the one year period, the Corporation agrees to make up any differential in benefits between what the Executive would have received from the Corporation in the one year period and what the Executive receives from his new employer, so that the Executive is ensured of receiving the same benefits which he would have been entitled to receive from the Corporation had his employment with the Corporation continued for the one year period at a cost to the Executive no greater than the Executive paid while employed.

(d) Except as otherwise expressly provided in this Agreement, the Executive's entitlement to benefits under the employee benefit, compensation, equity and incentive plans, programs or arrangements, maintained by Clark USA and the Corporation, shall be determined under the terms of the respective plans as in effect from time to time, with such entitlement based on the fact that the Executive's employment with Clark USA, the Corporation and the Affiliates ceased on the Executive's Date of Termination.

Except an may be otherwise specifically provided in an amendment of this subsection V.1 adopted in accordance with subsection VI.8, payments under this subsection V.1 shall be in lieu of all benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of Clark USA, the Corporation or any Affiliate or any other, similar arrangement of Clark USA, the Corporation or any Affiliate providing benefits upon involuntary termination of employment.

     V.2 If, at any time during the Agreement Term, the Executive's Date of Termination occurs as a result the Executive's employment being terminated by the Executive's voluntary resignation (other than for Good Reason), or is terminated by the employer for Cause, or if the Executive's Date of Termination occurs as a result the Executive's employment being terminated by the Executive's death or Disability:

(a) The Corporation shall pay to or to the order of the Executive in cash or certified cheque within ten days after the Date of Termination, the aggregate of the following amounts (less any statutory deductions), if not theretofore paid, the amount of the Executive's unpaid Basic Compensation for the then current fiscal year of the Corporation for the period to and including the Date of Termination; and shall provide any other compensation and benefit amounts that are accrued and unpaid as of the Date of Termination; provided, however, that the Executive's entitlement to the bonus amounts for the year shall be determined in accordance with the provisions of the applicable bonus program.

(b) Except as otherwise expressly provided in this Agreement, the Executive's entitlement to benefits under the employee benefit, compensation, equity and incentive plans programs or arrangements, maintained by Clark USA and the Corporation, shall be determined under the terms of the respective plans, programs or arrangements as in effect from time to time, with such entitlement based on the fact that the Executive's employment with Clark USA and the Corporation ceased on the Executive's Date of Termination.

     V.3 The Corporation shall pay to the Executive all reasonable legal and professional fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, if the Executive is successful in obtaining such right or benefit, as determined by an arbiter in accordance with section II.3.

     V.4 (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Corporation, or by any other member of the same affiliated group with the Corporation (as determined under Code Section 280G(d)(5)) for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (other than interest or penalties incurred as a result of the failure of the Executive to file any tax return, or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law or to be filed or paid by the Executive) (such tax together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the

Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of taxes (including payroll taxes and any interest or penalties imposed with respect to such taxes, other than interest or penalties imposed as a result of the failure of the Executive to file any tax return or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law to be filed or paid by the Executive), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto, other than interest or penalties imposed as a result of the failure of the Executive to file any tax return or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law to be filed or paid by the Executive) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of subsection V.4(c), all determinations required to be made under this subsection V.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable or unwilling to serve, then such nationally recognized accounting firm as the Corporation shall select (Deloitte & Touche LLP or such other accounting firm being the "Accounting Firm" ), which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section V.4, shall be paid by the Corporation to the Executive within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to subsection V.4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

          (c) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprize the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (1) give the Corporation any information requested by the Corporation relating to such claim;

     (2) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

     (3) cooperate with the Corporation in good faith in order to effectively contest such claim; and

     (4) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto, other than interest or penalties imposed as a result of the failure of the Executive to file any tax return or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law to be filed or paid by the Executive) imposed as a result of such representation and payment of costs and expenses, Without limitation on the foregoing provisions of this subsection V.4(c), the Corporation shall control all proceedings taken in connection with such content and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that of the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any excise Tax or income tax (including interest or penalties with respect thereto, other than interest or penalties imposed as a result of the failure of the Executive to file any tax return or pay any tax (except any such failure to pay tax in accordance with the terms hereof), required by applicable law to be filed or paid by the Executive) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Corporation to contest such claim, the Executive may limit this extension solely to such contested amount. The Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to subsection V.4(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of subsection V.4(c)) promptly pay to the Corporation the amount of such refund

(together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to subsection V.4(c)), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                  ARTICLE VI

                                    General
                                    -------

     VI.1 If the Executive's Date of Termination occurs for any reason, the Executive shall not be subject to any duty or obligation to seek alternate employment or other sources of income or benefits, or to mitigate his damages, or to any similar duty or obligation, and, except as specifically provided with respect to benefits in paragraph V.l(d), all payment and other obligations of the Corporation under this Agreement shall not be subject to any rights of set-off, duty to mitigate or other reduction, and shall be paid and performed in full notwithstanding any alternate employment or other sources of income or benefits obtained or received or receivable by the Executive.

     VI.2 (a) The Executive agrees that he shall maintain the confidentiality of any confidential or proprietary information concerning Clark USA, the Corporation or any Subsidiary until the date, if any, upon which: (i) the relevant information becomes available to the public or is made available to the Executive from a source which is not bound by an obligation of confidentiality to Clark USA, the Corporation or the relevant Subsidiary; or (ii) the Executive is required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case the Executive shall notify the Corporation and, after such notification, shall be entitled to disclose or make use of such information only to the extent he is so required); provided, however, that Executive may divulge material confidential or proprietary information when he reasonably believes in good faith that such disclosure is for the benefit of Clark USA, the Corporation and/or their Subsidiaries.

          (b) During the period of his employment hereunder and, if Executive terminates his employment with the Corporation without Good Reason, for one year thereafter, Executive agrees that, without the prior written consent of the Corporation, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which has material overlap in the refining or marketing business with Clark USA, the Corporation or any of their Subsidiaries (the "Restricted Group") in PADD II or PADD III. In addition, during the period of his employment hereunder and for two years thereafter, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.

          (c) Nothing in this Section VI.2 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

          (d) Executive and the Corporation agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any material breach of the covenants contained in this Section VI.2 would irreparably injure the Corporation. Accordingly, Executive agrees that the Corporation may, in addition to pursuing any other remedies it may have in law or in equity in the event of a material breach, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

     VI.3 Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered by hand, facsimile or mailed by prepaid registered mail addressed as follows:

(a)  in the case of the Corporation, to:

          Clark Refining and Marketing, Inc.
          8182 Maryland Avenue
          St. Louis, Missouri  63105

          Attention:  Chairman of the Board of the Corporation
          Facsimile number:


with a copy to:

          Clark Refining and Marketing Inc.
          8182 Maryland Avenue
          St. Louis, Missouri  63105

          Attention:  Secretary of Clark USA, Inc.
          Facsimile number:

(b) in the case of the Executive, to the last address of the Executive in the records of the Corporation,

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

     VI.4 This Agreement shall enure to the benefit of and be binding upon the Executive and his heirs, executors, administrators and other legal personal representatives and upon the Corporation and its successors and assigns, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Corporation, except that the Corporation may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Corporation, if such successor expressly agrees to assume the obligations of the Corporation hereunder.

     VI.5 Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Corporation written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     VI.6 As a condition of receipt of the benefits described in paragraphs V.l(a) through V.1(e), the Executive will be required to enter into a full and complete release of the Corporation from any and all claims which the Executive may then have for whatever reason or cause in connection with the Executive's employment and the termination of it (including, without limitation, any rights under an employment agreement which may then be in effect), other than those obligations specifically set out in this Agreement, the NQO Agreement, any subscription or stockholders' agreement, and other than obligations of Clark USA, the Corporation and the Subsidiaries to the extent that the documents providing for such obligations specifically provide that the obligations are in addition to obligations under this Agreement and indemnification provisions in Clark USA's or the Corporation's by-laws. In agreeing to the terms set out in this Agreement, the Executive specifically agrees to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with Clark USA, the Corporation and any Subsidiaries and Affiliates II, as, and when requested by the Board upon the termination of employment within the circumstances contemplated by this Agreement.

     VI.7 Each of the Corporation and the Executive agrees to execute all such documents and to do all such acts and things, in any case at the Corporation's expense, as the other party may reasonably request and as may be lawful and within it's powers to do or to cause to be done in order to carry out and/or implement the provisions of intent of this Agreement, including, without limitation, seeking all such governmental, regulatory and other third party approvals as may be necessary or desirable. Without limiting the generality of the foregoing, the Corporation agrees to execute all such documents and to do all such acts and things as the Executive may reasonably request and as may be lawful and within the power of the Corporation to do or cause to be done in order to minimize any tax consequences to the Executive or his legal personal representatives in respect of the payment or performance by the Corporation of the obligations of the Corporation upon termination arising under Article V or in respect of other payments or actions required to be made or taken by or on behalf of the Corporation in the event of termination of the Executive's employment hereunder; provided that the Corporation shall in no material way be prejudiced thereby.

     VI.8 This Agreement may be amended only by an instrument in writing signed by both parties.

     VI.9 The Corporation shall pay the reasonable fees and disbursements of Executive's legal counsel in connection with the negotiation and execution of this Agreement and the other documents contemplated hereby.

     VI.10 Neither party may waive or shall be deemed to have waived any right it has under this Agreement (including under this subsection VI.9) except to the extent that such waiver is in writing.

     VI.10 IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                                        CLARK REFINING AND MARKETING, INC.



                                        By:   M J Clark
                                           -----------------------------------
                                           Executive Vice President and
                                           Chief Financial Officer
                                        With respect to Section IV.1(a) only,
                                        CLARK USA, INC.



                                        By:   M J Clark
                                           -----------------------------------

                                           -----------------------------------


SIGNED, SEALED AND DELIVERED      )
in the presence of                )
Holly B. Cohen                    )
Notary Public, State of New York  )
No. 01C06003607                   )
Qualified in Bronx County         )
Commission Expires on                            W. C. Rusnack
March 9, 2000                                ----------------------------------
------------------------------                                  WILLIAM RUSNACK

                                                                       Exhibit A

                         CLARK CEO OPTION ARRANGEMENTS

Stock Options                 Clark will grant Executive nonqualified options to
                              purchase an aggregate of 600,000 shares of Clark's common stock.

-- Option Term                The option term will be 10 years, subject to
                              earlier termination as provided below in Effect of Termination of Employment.

-- Option Exercise Price      The Options will be granted at an exercise price
                              equal to the Deal Price, $9.90 per share.

-- Vesting of Options         One-half of the Options (the "Time Options") will
                              become exercisable with respect to 25% of the shares subject to such Options on each of the first four anniversaries of their grant date and the remainder of the Options (the "Performance
                              Options") shall vest on the ninth anniversary of their grant date, but shall accelerate upon the achievement of the share prices set forth below for Common Stock: (i) following an initial public offering, as an average closing price for any 180 day consecutive period, or (ii) in a Change in Control;

                              Per Share Price       % Vested
                              ---------------       --------
                              below $12.00          0%
                              $12.00 - $14.99       10%
                              $15.00 - $17.99       20%
                              $18.00 - $19.99       30%
                              $20.00 - $24.99       50%
                              $25.00 - $29.99       75%
                              above $29.99          100%

                              However, Options will not continue to vest following termination of employment. Time Options will become fully exercisable upon: (i) death,
                              (ii) disability, (iii) a termination of
                              Executive's employment by the Company other than for Cause, (iv) a termination of Executive's employment by Executive for Good Reason, or (v) a Change in Control.

-- Effect of Termination      Following a termination of employment, the
of Employment                 Options will expire as follows:

                              Fired for Cause: Immediately upon termination of employment.

                              Death/Disability: Nonvested options terminate immediately and vested options terminate upon the later of (a) the first anniversary of Optionee's date of termination, or (b) the earlier of (i) the fourth anniversary of the grant date, or (ii) the third anniversary of Executive's date of termination.

                              Fired without Cause/Quit for Good Reason:
                              Nonvested options terminate immediately and vested options expire upon the later of (a) 90 days following Executive's termination of employment, or (b) the earlier of (i) the fourth anniversary of the grant date, or (ii) the third anniversary of Executive's date of termination.

                              Any other termination of employment: Nonvested options terminate immediately and vested options terminate 90 days following Executive's termination of employment.

-- Dilution of Options        Option holders will be subject to the same
                              dilution as the common stockholders. However, prior to an IPO, upon any new issuance or sale of Clark shares to existing stockholders (other than pursuant to the exercise of an option), the Executive will be permitted to purchase up to the Applicable Number of such shares being issued or sold at the same price per share as the purchaser.

                              "Applicable Number" will mean the product of (i) the total number of Clark shares being issued or sold, and (ii) a fraction, the numerator of which is the number of Clark shares held by Executive immediately prior to such issuance or sale, on a fully diluted basis, and the denominator of which is the number of Clark shares outstanding immediately prior to such issuance or sale, on a fully diluted basis.

-- Reallocation               Options that are forfeited may be reallocated to
                              other employees as determined by the Board in consultation with the CEO.

-- Adjustments                The Board (or a committee thereof, if appropriate)
                              shall adjust the Options, if necessary, to reflect any reorganization, recapitalization, consolidation, merger, reclassification, stock split, stock dividend, or extraordinary dividend.
                              The Board's (or the committee's) good faith determination of the manner and requisite adjustment of the Options shall be binding and conclusive.

Registration Rights Public    Immediately following the first public offering
Offering                      that includes Blackstone shares, Clark will file,
                              at its own expense, an S-8 to register the shares subject to options, which shares will be subject to applicable "lock-up agreements". In addition, with respect to Option Shares, Clark shall provide piggyback registration rights.

Tag-A-Long Rights             If Blackstone sells 25% or more of its shares in
                              one or more private transactions (excluding sales to Blackstone and its affiliates), Blackstone will provide each holder of Option Shares the right to sell an "Applicable Amount" of Option Shares on the same price and terms applicable to Blackstone.

                              "Applicable Amount" will mean, for any holder, the product of (i) the total number of Clark shares held by such holder, and (ii) a fraction, the numerator of which is the number of Clark shares to be sold by Blackstone, and the denominator of which is the number of Clark shares held by Blackstone immediately prior to such sale.

Drag-A-Long Rights            If Blackstone sells 25% or more of its shares in
                              one or more private transactions, Blackstone will have the right to require Executive to sell in such sale a pro rata portion of the Option Shares and the Options (net of exercise price) at the same price and on the same terms as Blackstone is selling.

Puts and Calls                Puts and calls will be as set forth in Appendix A.
                              There will be no puts or calls following the establishment of a public market for the shares.

DEFINITIONS

-- Fair Market Value ("FMV")    The FMV of the shares will be the per share
                                price, as determined by the Board in good faith.

-- Change in Control            Change in Control shall mean any transaction the
                                result of which is that any Person (an
                                "Acquiring Person") other than Blackstone, or a Person, a majority of whose voting equity is owned by Blackstone, becomes the beneficial owner, directly or indirectly, of shares of stock of the Corporation or Clark USA entitling such Acquiring Person to exercise 50% or more of the total voting power of all classes of stock of the Corporation or Clark USA, as the case may be, entitled to vote in elections of directors.

-- Cause                        Cause shall have the same meaning as in
                                Executive's Employment Agreement.

-- Good Reason                  Good Reason shall have the same meaning as in
                                Executive's Employment Agreement.

                                                                      Appendix A

                               PUTS AND CALLS/1/

===============================================================================================
           Fired for    Death or                Fired w/o "Cause"       Any other
           "Cause"      Disability              or quit for "Good       termination of
                                                Reason"                 employment
------------------------------------------------------------------------------------------------
 Options   Options      Nonvested options       Nonvested options       Nonvested options
           terminate.   terminate               terminate               shall terminate upon
                        immediately and         immediately and         the termination of
                        vested options          vested options          employment. Vested
                        terminate upon the      expire upon the         options shall terminate
                        later of (a) the first  later of (a) 90 days   90 days following
                        anniversary of          following               termination of
                        Optionee's date of      Executive's             employment.
                        termination, or (b)     termination of
                        the earlier of (i)      employment, or (b)      Call on vested options
                        the fourth              the earlier of (i) the  at excess of (i) FMV
                        anniversary of the      fourth anniversary      of shares subject to
                        grant date, or (ii)     of the grant date, or   vested option, over
                        the third               (ii) the third          (ii) aggregate exercise
                        anniversary of          anniversary of          price of vested option.
                        Executive's date of     Executive's date of
                        termination.            termination.

                        Put and call on         Call on vested
                        vested options at       options at excess of
                        excess of (i) FMV       (i) FMV of shares
                        of shares subject to    subject to vested
                        vested options, over    option, over (ii)
                        (ii) aggregate          aggregate exercise
                        exercise price of       price of vested
                        vested option.          option.
===============================================================================================

     Option Shares: Following any termination of employment, Clark may call the shares purchased pursuant to an option (the "Option Shares") at FMV. Following death or disability, Executive may put the Option Shares to the Company at FMV.

     Timing of Calls/Puts: Calls and puts, if applicable, on options or Option Shares, may occur at any time during the 75 day period beginning on the 90th day prior to the termination of Executive's vested option following such termination of employment, except that calls on Option Shares following a termination of Executive's employment by Clark for Cause may occur at any time during the 75 day period beginning on the date of Executive's termination of employment. Either party shall give the other at least 5 business days written notice of its intention to exercise a call or a put.

1. Puts and calls only apply prior to the establishment of a public market for the shares.